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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report
             (Date of earliest event reported):  November 23, 1995



                               REXON INCORPORATED
            (Exact name of Registrant as specified in its charter.)




          Delaware                               2-76563                            95-3280670
       --------------                    ----------------------                    ------------
      (State or other                   (Commission File Number)                  (IRS Employer
      jurisdiction of                                                             Identification
       incorporation)                                                                Number)

     1900 Pike Road, Suite E, Longmont, Colorado                                       80501
     -------------------------------------------                                      -------
      (Address of principal executive offices)                                       (Zip Code)


      Registrant's telephone number, including area code:  (303) 682-3700
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                               REXON INCORPORATED
                                   REPORT ON
                                    FORM 8-K
                               NOVEMBER 23, 1995


ITEM 5.  OTHER EVENTS.

                 Rexon Incorporated (the "Company" or "Rexon") remains under the protection of Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado (Bankruptcy Case No. 95-19439
CEM). The Company's wholly-owned subsidiary, Rexon/Tecmar, Inc., also is in a Chapter 11 proceeding in the District of Colorado (Bankruptcy Case No. 95-19438
PAC). The two bankruptcy cases are being jointly administered under Case No. 95-19438 PAC.

                 The Company has reached an agreement-in-principle with Legacy Storage Systems International, Inc. ("Legacy") to sell to Legacy substantially all of the assets of the Company and its subsidiaries and, at the option of Legacy, the acquisition of the outstanding shares of Rexon. Any purchase obligation would be subject to a definitive agreement being reached between Legacy and the Company. The agreement-in-principle does not purport to deal exclusively or exhaustively with all of the matters to be negotiated in any definitive agreement between Rexon and Legacy.

                 The sale of assets would include all cash on hand, certain accounts receivable, selected inventory, tangible assets, certain contracts and leases, all books and records pertaining to the business, all patents, trademarks, copyrights and other intellectual property and all shares of Rexon Singapore PTE. Ltd. The proposal excludes certain assets, including any "multimedia assets" pertaining to the multimedia business of the Company, any real property owned by Rexon/Tecmar in Solon, Ohio, all real property leases (other than the Longmont facility), and certain other assets. The structure of the sale remains to be settled, although it could be effected pursuant to a plan of reorganization.

                 The agreement-in-principle states that it is the objective of Legacy to preserve a listing on the NASDAQ and, in order to facilitate this objective, Legacy proposes to issue an unspecified nominal number of shares of its common stock to Rexon shareholders in exchange for their shares. These shares, if issued, would be in addition to any Legacy shares being issued to Rexon's creditors. Legacy may, at its sole option, elect not to proceed with this offering of its shares to the Rexon shareholders and, in such event, the Rexon shareholders would not receive any distribution from this transaction with Legacy.





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                 The proposed purchase price for the assets is approximately
$20.25 million (U.S.), which would be satisfied by (1) Legacy's assumption of approximately $5.7 million of secured debt held by Sanwa Business Credit Corporation ("Sanwa"); (2) Legacy's assumption of approximately $4 million of debt owing to Legacy and the Company's management under the debtor-in-possession financing (of which approximately $3.6 million has been advanced to date); (3) the cash payment of approximately $5.55 million to the bankruptcy estates of Rexon and Rexon/Tecmar for payment of administrative and priority claims and the balance to be distributed to unsecured creditors; and
(4) the issuance to the creditors of Rexon and Rexon/Tecmar of approximately $5,000,000 of shares of Legacy Common Stock (which shares may be escrowed for up to six months). The actual purchase price will be subject to adjustment to reflect the actual amounts of cash, accounts receivable and inventory at the closing.

                 The Legacy proposal sets forth numerous conditions which would need to be satisfied under any negotiated definitive agreement, including
(1) Sanwa shall not have obtained any order granting relief from the bankruptcy automatic stay; (2) Legacy shall be satisfied with the terms of any and all cash collateral agreements; (3) the approval of the United States Bankruptcy Court to any definitive agreement shall be obtained no later than February 20, 1996; (4) completion of a due diligence review by Legacy; (5) stock exchange approval; and (6) other conditions that would be set forth in the definitive agreement. The definitive agreement is required to be entered into on or before December 6, 1995 and the closing date is currently set for February
21, 1996.

                 No assurance is given that the agreement-in-principle with Legacy will be consummated or all of the conditions will be satisfied.

                 The Company has also received notice from the National Association of Securities Dealers ("NASD") that it currently is not in compliance with NASD's Bylaws to remain listed on the National Market System. The Bylaws require, among other things, that the Company satisfy a certain threshold of net tangible assets, the minimum bid price for the Company's stock must equal at least $1 and the Company must have another independent director on its Board. The Company has previously requested an extension to comply with these requirements. A telephonic hearing was held on Monday, October 30, 1995 with the NASDAQ Listing Qualifications Committee (the "Committee") which reviewed the request of the Company for continued listing on the NASDAQ National Market System. Following a review, the Committee determined to grant a temporary exception until November 21, 1995, by which time the Company had to file with





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NASDAQ an update regarding its plan of compliance with the listing criteria. By such date, the Company informed the Committee of the appointment of James W. Adkisson to the Board of Directors and updated the Committee on its current negotiations with Legacy and requested a further extension until February 20, 1996. Presently the Company believes that unless a transaction with Legacy occurs (or a similar transaction) that it will have difficulty satisfying the listing requirements and the conditions imposed by the Committee. Presently the Company has not received a formal response from the Committee as to its request for an extension, and if such extension is not granted its shares would be delisted from the National Market System effective upon the Committee's determination. Such a delisting could negatively impact the transferability and the receiving of quotes on the Company's shares of Common Stock.

                 The Company has also informally received notice from some of its management and directors of their intent to sell shares of the Company stock prior to year end for tax loss reasons.

                 For the three month period ended October 1, 1995, the Company's revenues are expected to be approximately $6 million. Losses are expected to be approximately $24 million, which includes additional reserves against inventory and fixed asset write-downs of approximately $5 million.

                 Approximately $12,500,000 was spent on research and development expenses in fiscal 1994, including software research and development expenses. During fiscal 1995 research and development was approximately $8.5 million, representing a decrease of at least $4 million. This decrease is substantially due to various cutbacks, the consolidation of all engineering activities into the Longmont, Colorado, facility and the sale of Sytron Corporation's assets and the termination of its employees.

                 The Company's Sytron Corporation subsidiary produced tape backup and data management software products. The operating assets of Sytron Corporation were sold in July, 1995 for approximately $4.5 million and the principal amount of these funds were used to partially pay down the debt owed to the Company's secured lender, Sanwa Business Credit Corporation. The Company retained the TapeWare product line, which is used for backup of servers and clients in the NetWare operating system environment. The TapeWare product line is currently being handled out of the Company's small Fresno, California, facility.

                 The Company shut down its multimedia division in November, 1995, and is attempting to sell its assets.

                 The Company also shut down its repair center in Puerto Rico in August, 1995. The Company does not presently operate any





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business from Puerto Rico.  The inventory and repair equipment in Puerto Rico were transferred and consigned to an independent third-party repair company located in Southern California. This repair company is now performing all of the Company's "in-warranty" repair obligations and "out-of-warranty" repair business.

                 The Solon (near Cleveland), Ohio, facility which handled the Tecmar line of products was sold in August, 1995, and the operation was relocated to the Longmont, Colorado facility. The Netherlands distribution center was also previously closed and the operation was transferred to Singapore. In addition, the Company's corporate headquarters in St. Petersburg, Florida, has been moved to Longmont, Colorado.

                 As of November, 1995, the Company (including its subsidiaries) employed on a full-time basis a total of approximately 350 employees, as compared to approximately 1,000 employees as of November, 1994.

                 Currently, the executive officers of the Company are Robert C. Genesi, Chairman of the Board and Chief Executive Officer, Ernie Wassmann, President and Chief Operating Officer, Irvin R. Reuling, Chief Financial Officer and Secretary, Venu Menon, Executive Vice-President and General Manager, Singapore, and Joe Daiutolo, Executive Vice-President and Chief Technology Officer.





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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

         DATED:  November 27, 1995

                                              REXON INCORPORATED



                                              By     /s/ IRVIN R. REULING
                                                 -----------------------------
                                                     Irvin R. Reuling
                                                       Chief Financial Officer





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